Exhibit 99.1

Investor Relations Contact:

Marc Tanenberg, CFO

APAC Customer Services, Inc.

847-282-6904

mttanenberg@apacmail.com

FOR RELEASE August 25, 2004 At Market Close

APAC Customer Services, Inc. Appoints John J. Park to its Board

Deerfield, Ill., August 25, 2004 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, has appointed John J. Park as a member of its board of directors.

Mr. Park is Chief Financial Officer of Orbitz, Inc. (Nasdaq: ORBZ), a leading online travel company.  Prior to joining Orbitz, Mr. Park was Vice President, Services Finance of Sears, Roebuck and Company, with responsibility for management of all finance functions within Sears Services.  Previously, Mr. Park also served in finance positions with Diageo PLC and Pepsico, Inc.

“I am excited to have John join our board,” said Theodore G. Schwartz, Chairman and Founder of APAC Customer Services, Inc.   “I am confident that John’s expertise and experience make him a valuable addition to our already strong board.”

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer interaction solutions for market leaders in communications, financial services, insurance, healthcare, logistics and travel and hospitality.  APAC partners with its clients to deliver custom solutions that enhance bottom line performance.  Founded in 1973 and headquartered in Deerfield, Illinois, the company employs approximately 10,000 people and maintains 25 customer interaction centers.  For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

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